Exhibit g.11

                        Amendment to Custodian Agreement

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                        AMENDMENT TO CUSTODIAN AGREEMENT
                                     BETWEEN
                             AETNA SERIES FUND, INC.
                                       AND
                                MELLON BANK, N.A.

                                   WITNESSETH:


         WHEREAS, Aetna Series Fund, Inc. (the "Company") and Mellon Bank, N.A. ("Mellon") entered into a Custodian Agreement (the "Agreement") on September 1, 1992 with respect to the assets of certain series of the Company and some or all additional series that the Company may establish from time to time; and

         WHEREAS, the Company has authorized the creation of a new series, Aetna Index Plus Protection Fund (the "Series"), and has amended its registration statement on Form N-1A to register shares of beneficial interest of the Series with the Securities and Exchange Commission; and

         WHEREAS, the Company desires to appoint Mellon as custodian of the assets for the Series;

         NOW THEREFORE, it is agreed as follows:

         1. The Company, on behalf of the Series, hereby appoints Mellon, and Mellon hereby accepts appointment, as the custodian of the assets of the Series, in accordance with all the terms and conditions set forth in the Agreement.

         2. The Company is entering into this agreement incorporating the Agreement on behalf of the Series individually and not jointly with any other series. In the Agreement, the term "Fund" shall refer to the Company solely on behalf of each series individually to which a particular Futures Contract transaction or other obligation under the Agreement relates. The responsibilities and benefits set forth in the Agreement shall refer to each series severally and not jointly. No individual series shall have any responsibility for any obligation arising out of a Futures Contract transaction entered into by any other series. Without otherwise limiting the generality of the foregoing,

         (a) any breach of the Agreement regarding the Company with respect to any one series shall not create a right or obligation with respect to any other series;

         (b) under no circumstances shall Mellon have the right to set off claims relating to a series by applying property of any other series;

         (c) no series shall have the right of set off against the assets held by any other series;

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         (d)  the business and contractual relationships created by the
              Agreement as amended hereby, and the consequences of such relationships relate solely to the particular series to which such relationship was created; and

         (e) all property held by Mellon on behalf of a particular series shall relate solely to the particular series.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below on the date mentioned below.


                                           Aetna Series Fund, Inc. on behalf of
                                           Aetna Index Plus Protection Fund
Mellon Bank, N.A.



By:  /s/ David Ryan                        By:    /s/ A. Shaer, Jr.
     ---------------------------------            ------------------------------

Name:  David Ryan                          Name:  Allan Shaer, Jr.
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Title:  Assistant Vice President           Title:  Assistant Treasurer
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Date:  September 12, 2000                  Date:   August 17, 2000
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